Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

USA Rare Earth, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Other (2)	13,000,000	$12.95	$168,350,000	$153.10 per $1,000,000	$
Total Offering Amounts					$168,350,000			$25,774.39
Total Fee Offsets(3)								-
Net Fee Due								$25,774.39

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”) that may become issuable under the terms of the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on July 22, 2025.
(3)	The Registrant does not have any fee offsets to claim.